Exhibit 10.1

PROMISSORY NOTE

$99,999.00	Midland, Texas

June 8, 2015

ON DEMAND, Dala Petroleum Corp., a Texas corporation, whose principal place of business is 112 Loraine South, Suite 266, Midland, Texas promises to pay to the order of BEARER at 350 S. Hope Ave., Suite A200, Santa Barbara, CA  93105-4085, the sum of Nine Hundred Thousand Nine Hundred and Ninety Nine and No/100 ($99,999.00) Dollars, for value received with interest thereon at the rate of twelve (12%) percent per annum from date until paid in full with all interest on December 31, 2015.

In case this note should be placed in the hands of an attorney to institute legal proceedings to recover the amount hereof, or any part hereof, in principal or interest, or to protect the interests of the holder hereof, or in case the same should be placed in the hands of an attorney for collection, compromise or other action, the Maker binds itself to pay the fees of the attorney who may be employed for that purpose, which fees are hereby fixed at twenty-five (25%)  percent, on the amount due or sued for, or claimed or sought to be protected, preserved or enforced.

The Maker hereby waives presentment for payment, demand, notice of non-payment, protest, and all pleas of division and discussion, and agree that the payment hereof may be extended from time to time, one or more times, without notice, hereby binding itself in solido, unconditionally and as original promissor for the payment hereof, in principal, interest, costs and attorneys' fees.

No delay on the part of the holder hereof in enforcing any rights hereunder shall operate as a waiver of such rights.

DALA PETROLEUM CORP.

BY:	/s/ E. Will Gray, II
E. Will Gray, II, CEO